Exhibit 10.3

CONVERTIBLE LOAN AGREEMENT

THIS LOAN AGREEMENT MADE AS OF THE 8th DAY OF MARCH 2007 AND EFFECTIVE 1ST DAY JANUARY 2006 (the "Effective Date").

BETWEEN:

ALTUS EXPLORATIONS INC., a company duly incorporated under the laws of Nevada, having its registered and records office at 880 - 50 West Liberty Street, Reno, Nevada 89501

(hereinafter referred to as the "Company")

AND:

DLS Energy Associates, LLC a limited liability company duly incorporated under the laws of Texas, located at 11601 Shadow Creek Parkway, Suite 111-125, Pearland, Texas 77584.

(hereinafter referred to as the "Lender")

WHEREAS:

A.           The Lender has made cash advances to Company during the twelve month period ending December 31, 2006 as required by Company to meet its operating and working capital requirements (the “Funds”);

B.            At December 31, 2006, the Company owes Funds to Lender an amount totalling $19,750 (the “Loan”); and

C.            Company and Lender wish to document and confirm the terms and conditions associated with the Funds loaned to Company by Lender, as set forth herein;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained, the receipt of which is hereby acknowledged by each of the parties hereto, the parties hereto agree each with the other (the "Agreement") as follows:

1.	The Loan

1.1    The Loan matures December 31, 2007 and is due in full on January 2, 2008, unless Lender agrees at its sole discretion to extend the Loan maturity.

1.2    The Loan shall bear interest at a rate of 12% per annum, commencing January 1, 2007 with accrued interest for the twelve month period ending December 31, 2007 payable in arrears on January 2, 2008, unless Lenders agrees at its sole discretion to extend the Loan maturity and the associated accrued interest payment date. Although Funds were advanced to Company during the year ending December 31, 2006, the Lender agrees to forego interest that accrued during such period with interest commencing January 1, 2007.

1.3    Payment(s) of principal and accrued interest by Company to Lender shall be in good and immediately available funds by certified check, money order or wire transfer, on the date the payment is due to Lender by Company.

1.4    The Loan maturity and payment of accrued interest shall be accelerated upon the occurrence of any one of the following events: i) successful completion of financing by the Company, ii) acquisition, merger or change in control of Company; iii) reverse stock split or similar adjustment to stake holdings in company, and /or iv) payment of principal or interest on any other outstanding loans of the Company.

1.5    At any time prior to maturity or in the occurrence of an event identified in 1.4 above, Lender at its sole option may convert all or a portion of the outstanding principal and/or interest into common stock of the Company at the lower of the 10 day average share price immediately preceding the date that this Agreement is made or the ten day average share price immediately preceding the date that a Notice of Conversion is provided to Company. Upon conversion by Lender, Company will promptly deliver the common shares certificate issued in connection with the conversion to Lender, and Company will be responsible for any and all costs or fees required to effect the conversion and issuance of the common shares.

1.6    At any time prior to maturity of the Loan, the Company may repay the full principal amount of the Loan and all outstanding accrued interest on the Loan without penalty or bonus, unless Lender has previously provided Notice of Conversion to the Company; in which case, the Notice of Conversion will have priority over the Company’s election to repay the Loan and accrued interest.

1.7    As security for repayment of Loan, Company grants Lender a general security interest in all present and after acquired assets of the Company, and Lender’s secured interest shall be equal in priority to all other loans made to Company, and documented contemporaneously with the Loan under this Loan Agreement. Security will be shared proportionately to the outstanding balance of this Loan and the total of all other loans documented contemporaneously with this Loan.

2.	Default

2.1    If one or more of the following events shall occur (“Default”), namely:

(a)	the Company fails to repay the Loan and accrued interest on maturity, and repayment remains unremedied for a period of five (5) or more days;

(b)
the Company makes an assignment for the benefit of its creditors or files a petition in bankruptcy or is adjudicated insolvent or bankrupt or petitions or applies to any tribunal for any receiver, receiver manager, trustee, liquidator or sequestrator of or for the Company or any of the Company's assets or undertaking, or the Company makes a proposal or compromise with its creditors or if an application or a petition similar to any of the foregoing is made by a third party creditor and such application or petition remains unstayed or undismissed for a period of thirty (30) days;

(c)	an order of execution against any of the Company's assets remains unsatisfied for a period of ten (10) days; and

(d)
the Company fails to observe and comply with any material term, condition or provision of this Agreement or any other agreement or document delivered hereunder, and such failure continues unremedied for a period of five (5) or more days.

2.2    In the event of Default, Lender at its sole discretion may provide Notice of Conversion to Company, and Lender shall have the right to convert all or a portion of the unpaid Loan and accrued interest into common shares of the Company at a discount of 50% of the conversion rate identified in section 1.5 of this Agreement.

3.	General

3.1    For the purpose of this Agreement, time is of the essence.

3.2    The parties hereto shall execute and deliver all such further documents and instruments and do all such acts and things as may either before or after the execution of this Agreement be reasonably required to carry out the full intent and meaning of this Agreement.

3.3    This Agreement shall be construed in accordance with the laws of the State of Texas.

3.4    Company represents that there are no current holder(s) of any mortgage, charge or encumbrance on any of the Company's assets, and that there are no known claims or potential claims to enforce, effect or realize on any claim.

3.5    This Agreement may be assigned by Lender without Company consent.

3.6    This Agreement may be signed by the parties in as many counterparts as may be deemed necessary, each of which so signed shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

3.7    All notices, requests, demands or other communications hereunder shall be in writing and shall be "deemed delivered" to a party on the date it is hand delivered to such party's address first above written, or to such other address as may be given in writing by the parties hereto.

IN WITNESS WHEREOF the undersigned have executed this Agreement.

ALTUS EXPLORATIONS, INC.

/s/ Greg Thompson
By: Greg Thompson

Its: President

DLS ENERGY ASSOCIATES, LLC:

/s/ Don Sytsma
By: Don Sytsma

Its: Managing Member